EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Civista Bancshares, Inc. for the registration of Common Shares to be issued pursuant to the Civista Bancshares, Inc. 2024 Incentive Plan of our report dated March 14, 2024, with respect to the consolidated financial statements of Civista Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K of Civista Bancshares, Inc. for the year ended December 31, 2023.

/s/ FORVIS, LLP

Cincinnati, Ohio

May 24, 2024